Exhibit 99.1

Altimmune Announces $3.7 Million in Additional BARDA Funding to Advance NasoShield™ Clinical Development

Phase 1b clinical trial will study effect of dosing methodology on immune response to intranasal anthrax vaccine

GAITHERSBURG, MD, August 21, 2019 — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, today announced that the Biomedical Advanced Research and Development Authority (BARDA) is modifying its existing anthrax vaccine development contract with Altimmune by awarding an additional $3.7 million. The increase in funding is primarily directed toward a Phase 1b clinical trial of NasoShield to evaluate alternative methods of intranasal dosing in humans.

In 2018, BARDA awarded Altimmune $2.5 million for further NasoShield development including a comparison of different methods of administration of the vaccine in preclinical models. The data from this study demonstrated that a simple modification to the method of intranasal dose administration had a dramatic impact on the resulting immunogenicity. These results suggest that the 2018 Phase 1 study of NasoShield in healthy adults might have shown a more robust immunogenic effect had a modified administration method been employed. The planned Phase 1b clinical trial will evaluate modified methods of intranasal dosing on NasoShield safety and immunogenicity and is expected to start in 2019.

“We are extremely pleased that BARDA has made this additional funding available for a clinical study to advance this potentially transformative anthrax vaccine,” said Dr. Vipin K. Garg, Ph.D., President and Chief Executive Officer of Altimmune. “BARDA has been an outstanding partner for NasoShield and we are excited to continue its development with their support.”

About NasoShield

In contrast to the currently licensed vaccine that requires three injected doses of vaccine over one month for protection, NasoShield is being developed as a single-dose, intranasal anthrax vaccine. The NasoShield product characteristics may also provide for greatly improved logistics in distribution and administration allowing it to be used more effectively than the currently approved vaccine in the event of an anthrax incident. The NasoShield program is funded through a contract with BARDA (HHSO100201600008C), with a total potential value of $133.7 million if all options in the contact are exercised.

About Altimmune

Altimmune is a clinical stage biopharmaceutical company focused on developing treatments for liver disease and immune modulating therapies. The Company’s diverse pipeline includes next generation peptide therapeutics for NASH (ALT-801) and chronic Hepatitis B (HepTcellTM), conjugated immunostimulants for the treatment of cancer (ALT-702) and intranasal vaccines (NasoVAXTM and NasoShieldTM). For more information on Altimmune, please visit www.altimmune.com.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the timing of key milestones for our clinical assets, the initiation of a Phase 1b NasoShield clinical study in 2019, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates; the impact of the Tax Cuts and Jobs Act; delays caused by third parties challenging government contracts awarded to the Company; the receipt of future potential payments under government contracts or grants; the Company’s ability to identify potential future government contracts or grant awards; the Company’s ability to obtain potential regulatory approvals on the timelines anticipated, or at all; the Company’s ability to obtain additional patents or extend existing patents on the timelines anticipated, or at all; the Company’s ability to identify and consummate potential future strategic partnerships or business combinations; the Company’s ability to expand its pipeline of products and the success of future product advancements, including the success of future clinical trials, and the Company’s ability to commercialize its products; the Company’s anticipated financial or operational results; the Company’s ability to obtain additional capital resources; unforeseen safety and efficacy issues; breaches of data privacy, or disruptions in the Company’s information technology systems; and the Company’s ability to continue to satisfy the listing requirements of the NASDAQ Global Market. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, which are available at www.sec.gov.

Contacts
Will Brown	Ashley R. Robinson
Chief Financial Officer	Managing Director LifeSci Advisors
Phone: 240-654-1450	Phone: 617-535-7742
Email: wbrown@altimmune.com	Email: arr@lifesciadvisors.com